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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                            (Amendment No. _________)


                                  RISCORP, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


            Shares of Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    767597107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 24, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.




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----------------------------------           ---------------------------------
CUSIP NO.         767597107           13G     PAGE    2    OF    7    PAGES
          ------------------------                -------    -------
----------------------------------           ---------------------------------

------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Walter E. Riehemann
------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                      (b)  [ ]
------------------------------------------------------------------------------

3.      SEC USE ONLY
------------------------------------------------------------------------------

4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
                               1,725,000
     NUMBER OF
                      --------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER
    BENEFICIALLY               -0-
      OWNED BY
                      --------------------------------------------------------
        EACH            7.     SOLE DISPOSITIVE POWER
     REPORTING                 1,725,000
       PERSON
                      --------------------------------------------------------
        WITH            8.     SHARED DISPOSITIVE POWER
                               -0-
------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,725,000

------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                 [ ]

------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        12.1%
------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        IN
------------------------------------------------------------------------------

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----------------------------------            --------------------------------
CUSIP NO.         767597107            13G     PAGE    3    OF    7    PAGES
          ------------------------                 -------    -------
----------------------------------            --------------------------------

------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        The Phoenix Management Company, Ltd.
        59-3483515
------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   [ ]
                                                                 (b)   [ ]

------------------------------------------------------------------------------
3.      SEC USE ONLY

------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Florida
------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
     NUMBER OF                 1,725,000
                      --------------------------------------------------------
       SHARES           6.     SHARED VOTING POWER
    BENEFICIALLY               -0-
      OWNED BY
                      --------------------------------------------------------
        EACH            7.     SOLE DISPOSITIVE POWER
     REPORTING                 1,725,000
       PERSON
                      --------------------------------------------------------
        WITH            8.     SHARED DISPOSITIVE POWER
                               -0-
------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,725,000
------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                        [ ]

------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.1%

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         PN

------------------------------------------------------------------------------

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----------------------------------            --------------------------------
CUSIP NO.         767597107            13G     PAGE    4    OF    7    PAGES
          ------------------------                 -------    -------
----------------------------------            --------------------------------

------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Dawson Managers, Inc.
        59-3483513
------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  [  ]
                                                                   (b)  [  ]

------------------------------------------------------------------------------
3.      SEC USE ONLY

------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        Florida

------------------------------------------------------------------------------
    NUMBER OF           5.     SOLE VOTING POWER
     SHARES                    1,725,000
  BENEFICIALLY          ------------------------------------------------------
    OWNED BY
                        6.     SHARED VOTING POWER
                               -0-
                        ------------------------------------------------------
      EACH              7.     SOLE DISPOSITIVE POWER
    REPORTING                  1,725,000
     PERSON             ------------------------------------------------------
      WITH              8.     SHARED DISPOSITIVE POWER
                               -0-
------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,725,000

------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [ ]


------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        12.1%

------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
        CO

------------------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  RISCORP, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2 North Tamiami Trail, Suite 608, Sarasota, Florida 34236-5642

ITEM 2(A).        NAME OF PERSON FILING:

                  This Schedule 13G is being filed by the following persons: (1) Walter E. Riehemann; (2) Dawson Managers, Inc. ("DMI"); and
                  (3) The Phoenix Management Company, Ltd. ("Phoenix"), a limited partnership which has DMI as its sole general partner.

                  The shares that are the subject of this Schedule 13G filing were acquired of record by Phoenix on April 1, 1998 pursuant to a restricted stock grant under the terms of a Management Agreement dated as of February 18, 1998 among Phoenix and RISCORP, Inc. and certain of its affiliates. A Schedule 13G was filed in connection with these shares by Frederick M. Dawson, F.M. Dawson Company, Inc., DMI and Phoenix. The shares continue to be owned of record by Phoenix.

                  On November 11, 1998, Frederick M. Dawson and Karen A. Dawson, as trustees of the The Frederick M. Dawson Trust dated August 20, 1998, entered into an option agreement with Walter E. Riehemann that provided an option to Mr. Riehemann to purchase all of the outstanding stock of DMI. This option became exercisable only upon the death of Mr. Dawson. Mr. Dawson died October 24, 1999 and Mr. Riehemann exercised his option November 12, 1999. The closing of the purchase under the option agreement occurred effective January 1, 2000.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  6321 Manatee Avenue, West, Bradenton, Florida  34209

ITEM 2(C).        CITIZENSHIP:

                  The citizenship for each of Mr. Riehemann, Phoenix and DMI is contained in Item 4 on pages 2, 3 and 4 of this Schedule 13G, respectively.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock, par value $0.01 per share

ITEM 2(E).        CUSIP NUMBER:

                  767597107


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ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
                  13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of
                          the Exchange Act.
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act.
                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) [ ] A church plan that is excluded from the
                          definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                  (a)     Amount beneficially owned:

                          Each of the persons filing this Schedule 13G are filing with respect to 1,725,000 shares held of record by Phoenix.

                  (b)     Percent of class:

                          12.1%

                  (c)     Number of shares as to which such person has:
                          (i)      Sole power to vote or to direct the vote
                                   1,725,000
                          (ii)     Shared Power to vote or to direct the
                                   vote -0-
                          (iii) Sole power to dispose or to direct the disposition of 1,725,000
                          (iv) Shared power to dispose or to direct the disposition of -0-

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.


                                  Page 6 of 7


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ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               WALTER E. RIEHEMANN

                                              January 3, 2000
                               -----------------------------------------------
                                                  (Date)


                                          /s/ Walter E. Riehemann
                               -----------------------------------------------
                                               (Signature)


                               THE PHOENIX MANAGEMENT COMPANY, LTD.
                                 by: Dawson Managers, Inc., as General Partner


                                              January 3, 2000
                               -----------------------------------------------
                                                  (Date)

                                          /s/ Walter E. Riehemann
                               -----------------------------------------------
                                               (Signature)


                                          /s/ Walter E. Riehemann, President
                               -----------------------------------------------
                                               (Name/Title)


                               DAWSON MANAGERS, INC.

                                              January 3, 2000
                               -----------------------------------------------
                                                  (Date)

                                          /s/ Walter E. Riehemann
                               -----------------------------------------------
                                               (Signature)


                                          Walter E. Riehemann/President
                               -----------------------------------------------
                                                (Name/Title)



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